Exhibit 99

Accenture Reports Strong Second-Quarter Fiscal 2017 Results

-- Revenues increase 5% in U.S. dollars and 6% in local currency to $8.3 billion --

-- EPS are $1.33; operating income increases 5% to $1.14 billion, with operating margin of 13.7% --

-- New bookings are $9.2 billion, with consulting bookings of $4.6 billion and outsourcing bookings of $4.6 billion --

-- Company declares semi-annual cash dividend of $1.21 per share, a 10% increase over the prior year --

-- Accenture updates business outlook for fiscal 2017, including narrowing its range for full-year revenue growth to 6-8% in local currency, compared with 5-8% previously --

NEW YORK; Mar. 23, 2017 — Accenture (NYSE: ACN) reported financial results for the second quarter of fiscal 2017, ended Feb. 28, 2017, with net revenues of $8.3 billion, an increase of 5 percent in U.S. dollars and 6 percent in local currency over the same period last year.

Diluted earnings per share were $1.33, compared with $2.08 for the second quarter last year, which included a $0.74 gain on the sale of Navitaire. Excluding this gain, diluted EPS for the second quarter last year were $1.34. For the first half of fiscal 2017, diluted EPS were $2.91, a 13 percent decrease from $3.36 for the same period last year. On an adjusted basis, excluding the impact of the Navitaire gain in fiscal 2016, diluted EPS for the first half of fiscal 2017 increased 11 percent.

Operating income for the quarter was $1.14 billion, an increase of 5 percent over the same period last year, and operating margin was 13.7 percent. For the first half of fiscal 2017, operating income grew 7 percent to $2.47 billion, or 14.7 percent of net revenues – an expansion of 20 basis points from the same period last year.

New bookings for the quarter were $9.2 billion, with consulting bookings of $4.6 billion and outsourcing bookings of $4.6 billion.

Pierre Nanterme, Accenture’s chairman and CEO, said, “We are pleased with our financial results for the second quarter and first half of fiscal 2017. For the quarter, we delivered 6 percent revenue growth in local currency – which again was broad-based across the business – and we generated strong new bookings that position us well for the second half of the year. I am particularly pleased that we continue to make substantial investments in our business while returning more than $2 billion in cash to our shareholders year to date.

“Our strong performance reflects our continued rotation to new, high-growth areas such as digital, cloud and security services – which now account for more than 45 percent of total revenues – as well as our increasingly innovation-led approach to creating cutting-edge solutions for clients. With our highly differentiated capabilities and disciplined management of the business, we are confident in our ability to continue driving sustainable, profitable growth and delivering value for our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the second quarter of fiscal 2017 were $8.32 billion, compared with $7.95 billion for the second quarter of fiscal 2016, an increase of 5 percent in U.S. dollars and 6 percent in local currency, and within the company’s guided range of $8.15 billion to $8.40 billion. The foreign-exchange impact for the quarter was approximately negative 2 percent, consistent with the assumption provided in the company’s first-quarter earnings release.

▪	Consulting net revenues for the quarter were $4.41 billion, an increase of 3 percent in U.S. dollars and 5 percent in local currency compared with the second quarter of fiscal 2016.

▪	Outsourcing net revenues were $3.91 billion, an increase of 7 percent in U.S. dollars and 8 percent in local currency compared with the second quarter of fiscal 2016.

Diluted EPS for the quarter were $1.33, compared with $2.08 for the second quarter last year, which included a $0.74 gain on the sale of Navitaire. Excluding this gain, EPS for the second quarter of fiscal 2016 were $1.34. The $0.01 decrease in EPS on an adjusted basis in the second quarter of fiscal 2017 reflects:

▪	a $0.07 increase from higher revenue and operating results; and

▪	a $0.01 increase from a lower share count;

offset by

▪	a $0.09 decrease from a higher effective tax rate.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 30.1 percent, compared with 29.8 percent for the second quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.37 billion, or 16.4 percent of net revenues, compared with $1.28 billion, or 16.1 percent of net revenues, for the second quarter last year.

Operating income for the quarter increased 5 percent, to $1.14 billion, or 13.7 percent of net revenues, compared with $1.09 billion, or 13.7 percent of net revenues, for the second quarter of fiscal 2016.

The company’s effective tax rate for the quarter was 20.7 percent, compared with 13.7 percent for the second quarter last year. Excluding the impact of the gain on the sale of Navitaire, the effective tax rate for the second quarter of fiscal 2016 was 15.4 percent. The higher effective tax rate for the second quarter of fiscal 2017 was primarily due to adjustments to prior-year tax liabilities, partially offset by recognition of excess tax benefits from share-based payments as a result of the adoption of Accounting Standards Update No. 2016-09.

Net income for the quarter was $887 million, compared with $1.40 billion for the second quarter last year. Excluding the $495 million after-tax impact of the gain on the sale of Navitaire, net income for the second quarter of fiscal 2016 was $905 million.

Operating cash flow for the quarter was $155 million and property and equipment additions were $104 million. For the same period last year, operating cash flow was $364 million and property and equipment additions were $148 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $50 million for the quarter and $1.05 billion for the year to date, compared to $216 million and $765 million for the same periods last year.

Days services outstanding, or DSOs, were 42 days at Feb. 28, 2017, compared with 39 days at Aug. 31, 2016 and 39 days at Feb. 29, 2016.

Accenture’s total cash balance at Feb. 28, 2017 was $3.2 billion, compared with $4.9 billion at Aug. 31, 2016.

New Bookings

New bookings for the second quarter were $9.2 billion and reflect a negative 2 percent foreign-currency impact compared with new bookings in the second quarter last year.

▪	Consulting new bookings were $4.6 billion, or 50 percent of total new bookings.

▪	Outsourcing new bookings were $4.6 billion, or 50 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.62 billion, compared with $1.61 billion for the second quarter of fiscal 2016, an increase of 1 percent in both U.S. dollars and local currency.

▪	Financial Services: $1.77 billion, compared with $1.68 billion for the second quarter of fiscal 2016, an increase of 5 percent in U.S. dollars and 8 percent in local currency.

▪	Health & Public Service: $1.51 billion, compared with $1.48 billion for the second quarter of fiscal 2016, an increase of 2 percent in both U.S. dollars and local currency.

▪	Products: $2.26 billion, compared with $1.99 billion for the second quarter of fiscal 2016, an increase of 14 percent in U.S. dollars and 15 percent in local currency.

▪	Resources: $1.14 billion, compared with $1.17 billion for the second quarter of fiscal 2016, a decrease of 2 percent in U.S. dollars and 1 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the second quarter of fiscal 2017 were as follows:

▪	North America: $3.96 billion, compared with $3.79 billion for the second quarter of fiscal 2016, an increase of 4 percent in both U.S. dollars and local currency.

▪	Europe: $2.83 billion, compared with $2.78 billion for the second quarter of fiscal 2016, an increase of 2 percent in U.S. dollars and 7 percent in local currency.

▪	Growth Markets: $1.53 billion, compared with $1.37 billion for the second quarter of fiscal 2016, an increase of 12 percent in U.S. dollars and 9 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

Accenture plc has declared a semi-annual cash dividend of $1.21 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on April 13, 2017, and Accenture Holdings plc has declared a semi-annual cash dividend of $1.21 per share on Accenture Holdings plc ordinary shares for shareholders of record at the close of business on April 10, 2017. These dividends are both payable on May 15, 2017.

Combined with the semi-annual cash dividend of $1.21 per share paid on Nov. 15, 2016, this will bring the total dividend payments for the fiscal year to $2.42 per share, for total projected cash dividend payments of approximately $1.57 billion.

Share Repurchase Activity

During the second quarter of fiscal 2017, Accenture repurchased or redeemed 7.0 million shares, including 5.2 million shares repurchased in the open market, for a total of $816 million. This brings Accenture’s total share repurchases and redemptions for the first half of fiscal 2017 to 12.0 million shares, including 9.1 million shares repurchased in the open market, for a total of $1.40 billion.

Accenture’s total remaining share repurchase authority at Feb. 28, 2017 was approximately $4.3 billion.

At Feb. 28, 2017, Accenture had approximately 648 million total shares outstanding, including 620 million Accenture plc Class A ordinary shares and minority holdings of 28 million shares (Accenture Holdings plc ordinary shares and Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook

Third Quarter Fiscal 2017

Accenture expects net revenues for the third quarter of fiscal 2017 to be in the range of $8.65 billion to $8.90 billion, 5 percent to 8 percent growth in local currency, reflecting the company’s assumption of a negative 2.5 percent foreign-exchange impact compared with the third quarter of fiscal 2016.

Fiscal Year 2017

Accenture’s business outlook for the full 2017 fiscal year continues to assume that the foreign-exchange impact on its results in U.S. dollars will be negative 2 percent compared with fiscal 2016.

For fiscal 2017, the company now expects net revenue growth to be in the range of 6 percent to 8 percent in local currency, compared with 5 percent to 8 percent previously.

In May 2017, the company expects to record a principally non-cash settlement charge of approximately $425 million, pre-tax, in connection with the termination of its U.S. pension plan. This settlement charge will reduce the company’s fiscal 2017 GAAP EPS by approximately $0.39 and its full-year GAAP operating margin by approximately 120 basis points.

Accenture now expects diluted GAAP EPS to be in the range of $5.31 to $5.48, including the impact of the settlement charge. Excluding the settlement charge, the company now expects EPS to be in the range of $5.70 to $5.87, compared with $5.64 to $5.87 previously.

Accenture now expects GAAP operating margin for the full fiscal year to be in the range of 13.5 percent to 13.7 percent. Excluding the settlement charge, the company continues to expect operating margin to be in the range of 14.7 percent to 14.9 percent, an expansion of 10 to 30 basis points from fiscal 2016.

For fiscal 2017, the company continues to expect operating cash flow to be in the range of $4.6 billion to $4.9 billion; property and equipment additions to be $600 million; and free cash flow to be in the range of $4.0 billion to $4.3 billion.

Accenture now expects the GAAP annual effective tax rate to be 21 percent to 23 percent. Excluding the impact of the settlement charge, the company continues to expect its annual effective tax rate to be in the range of 22 percent to 24 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its second-quarter financial results. To participate, please dial +1 (800) 230-1096 [+1 (612) 288-0337 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EDT today, Thursday, Mar. 23, and continuing until Thursday, June 22, 2017. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, June 22, 2017. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 418844 from 10:30 a.m. EDT Thursday, Mar. 23 through Thursday, June 22, 2017.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 401,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the changing technological environment could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data from security breaches or cyberattacks; the company’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies; changes in the company’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s business could be materially adversely affected if the company incurs legal liability; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company might not be successful at identifying, acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; adverse changes to the company’s relationships with key alliance partners or in the business of its key alliance partners could adversely affect the company’s results of operations; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; if the company is unable to protect its intellectual property rights from unauthorized use or infringement by third parties, its business could be adversely affected; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; any changes to the estimates and assumptions that the company makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended				Six Months Ended
	February 28, 2017	% of Net Revenues	February 29, 2016	% of Net Revenues	February 28, 2017	% of Net Revenues	February 29, 2016	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$8,317,671	100%	$7,945,565	100%	$16,833,188	100%	$15,958,728	100%
Reimbursements	444,511		451,488		934,597		904,309
Revenues	8,762,182		8,397,053		17,767,785		16,863,037
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	5,813,515	69.9%	5,575,749	70.2%	11,599,000	68.9%	11,026,393	69.1%
Reimbursable expenses	444,511		451,488		934,597		904,309
Cost of services	6,258,026		6,027,237		12,533,597		11,930,702
Sales and marketing	871,489	10.5%	830,332	10.5%	1,760,316	10.5%	1,706,125	10.7%
General and administrative costs	494,014	5.9%	451,440	5.7%	1,003,260	6.0%	916,906	5.7%
Total operating expenses	7,623,529		7,309,009		15,297,173		14,553,733
OPERATING INCOME	1,138,653	13.7%	1,088,044	13.7%	2,470,612	14.7%	2,309,304	14.5%
Interest income	8,728		6,727		17,025		13,853
Interest expense	(3,976)		(4,543)		(7,024)		(8,595)
Other income (expense), net	(12,546)		(21,213)		(18,633)		(17,184)
Gain (loss) on sale of businesses	(12,349)		553,577		(12,349)		553,577
INCOME BEFORE INCOME TAXES	1,118,510	13.4%	1,622,592	20.4%	2,449,631	14.6%	2,850,955	17.9%
Provision for income taxes	231,302		222,734		502,674		582,416
NET INCOME	887,208	10.7%	1,399,858	17.6%	1,946,957	11.6%	2,268,539	14.2%
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc.	(37,961)		(63,379)		(84,413)		(102,955)
Net income attributable to noncontrolling interests – other (1)	(10,495)		(9,959)		(19,316)		(20,165)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$838,752	10.1%	$1,326,520	16.7%	$1,843,228	10.9%	$2,145,419	13.4%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$838,752		$1,326,520		$1,843,228		$2,145,419
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc. (2)	37,961		63,379		84,413		102,955
Net income for diluted earnings per share calculation	$876,713		$1,389,899		$1,927,641		$2,248,374
EARNINGS PER SHARE:
-Basic	$1.35		$2.12		$2.96		$3.42
-Diluted	$1.33		$2.08		$2.91		$3.36
WEIGHTED AVERAGE SHARES:
-Basic	621,999,948		626,523,793		621,787,252		626,505,960
-Diluted	661,079,375		668,125,087		662,446,680		669,758,590
Cash dividends per share	$—		$—		$1.21		$1.10
_________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture Holdings plc ordinary shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

			Percent Increase (Decrease) U.S. dollars	Percent Increase (Decrease) Local Currency
	Three Months Ended
	February 28, 2017	February 29, 2016
OPERATING GROUPS
Communications, Media & Technology	$1,620,728	$1,606,700	1%	1%
Financial Services	1,769,611	1,684,729	5	8
Health & Public Service	1,511,564	1,482,264	2	2
Products	2,264,828	1,994,530	14	15
Resources	1,144,725	1,173,997	(2)	(1)
Other	6,215	3,345	n/m	n/m
TOTAL Net Revenues	8,317,671	7,945,565	5%	6%
Reimbursements	444,511	451,488	(2)
TOTAL REVENUES	$8,762,182	$8,397,053	4%
GEOGRAPHY
North America	$3,956,089	$3,790,831	4%	4%
Europe	2,826,876	2,784,723	2	7
Growth Markets	1,534,706	1,370,011	12	9
TOTAL Net Revenues	$8,317,671	$7,945,565	5%	6%
TYPE OF WORK
Consulting	$4,405,985	$4,292,855	3%	5%
Outsourcing	3,911,686	3,652,710	7	8
TOTAL Net Revenues	$8,317,671	$7,945,565	5%	6%

	Six Months Ended		Percent Increase (Decrease) U.S. dollars	Percent Increase (Decrease) Local Currency
	February 28, 2017	February 29, 2016
OPERATING GROUPS
Communications, Media & Technology	$3,306,924	$3,211,339	3%	3%
Financial Services	3,579,380	3,429,945	4	7
Health & Public Service	3,012,338	2,906,131	4	4
Products	4,584,997	3,984,653	15	16
Resources	2,339,583	2,419,081	(3)	(2)
Other	9,966	7,579	n/m	n/m
TOTAL Net Revenues	16,833,188	15,958,728	5%	7%
Reimbursements	934,597	904,309	3
TOTAL REVENUES	$17,767,785	$16,863,037	5%
GEOGRAPHY
North America	$7,937,164	$7,554,300	5%	5%
Europe	5,768,678	5,669,471	2	7
Growth Markets	3,127,346	2,734,957	14	10
TOTAL Net Revenues	$16,833,188	$15,958,728	5%	7%
TYPE OF WORK
Consulting	$8,999,004	$8,638,909	4%	6%
Outsourcing	7,834,184	7,319,819	7	8
TOTAL Net Revenues	$16,833,188	$15,958,728	5%	7%
n/m = not meaningful

ACCENTURE PLC
OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	February 28, 2017		February 29, 2016
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$214,738	13%	$242,512	15%	$(27,774)
Financial Services	268,164	15	230,534	14	37,630
Health & Public Service	189,115	13	209,795	14	(20,680)
Products	363,762	16	286,336	14	77,426
Resources	102,874	9	118,867	10	(15,993)
Total	$1,138,653	13.7%	$1,088,044	13.7%	$50,609

	Six Months Ended
	February 28, 2017		February 29, 2016
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$472,582	14%	$490,385	15%	$(17,803)
Financial Services	587,653	16	553,319	16	34,334
Health & Public Service	388,342	13	382,373	13	5,969
Products	772,461	17	577,559	14	194,902
Resources	249,574	11	305,668	13	(56,094)
Total	$2,470,612	14.7%	$2,309,304	14.5%	$161,308

ACCENTURE PLC

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE, AS REPORTED (GAAP), TO NET INCOME AND DILUTED EARNINGS PER SHARE, AS ADJUSTED (NON-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	February 28, 2017	February 29, 2016
	As Reported (GAAP)	As Reported (GAAP)	Gain on Sale of Business (1)	Adjusted (Non-GAAP)
Income before income taxes	$1,118,510	$1,622,592	$(553,577)	$1,069,015
Provision for income taxes	231,302	222,734	(58,278)	164,456
Net income	$887,208	$1,399,858	$(495,299)	$904,559

Effective tax rate	20.7%	13.7%		15.4%
Diluted earnings per share	$1.33	$2.08	$(0.74)	$1.34

	Six Months Ended
	February 28, 2017	February 29, 2016
	As Reported (GAAP)	As Reported (GAAP)	Gain on Sale of Business (1)	Adjusted (Non-GAAP)
Income before income taxes	$2,449,631	$2,850,955	$(553,577)	$2,297,378
Provision for income taxes	502,674	582,416	(58,278)	524,138
Net Income	$1,946,957	$2,268,539	$(495,299)	$1,773,240

Effective tax rate	20.5%	20.4%		22.8%
Diluted earnings per share	$2.91	$3.36	$(0.74)	$2.62

(1) Represents gain on sale of business related to Navitaire divestiture

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	February 28, 2017	August 31, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,238,862	$4,905,609
Short-term investments	2,502	2,875
Receivables from clients, net	4,452,252	4,072,180
Unbilled services, net	2,111,641	2,150,219
Other current assets	958,745	845,339
Total current assets	10,764,002	11,976,222
NON-CURRENT ASSETS:
Unbilled services, net	52,898	68,145
Investments	190,358	198,633
Property and equipment, net	968,433	956,542
Goodwill	4,224,007	3,609,437
Other non-current assets	3,879,075	3,800,025
Total non-current assets	9,314,771	8,632,782
TOTAL ASSETS	$20,078,773	$20,609,004
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$2,944	$2,773
Accounts payable	1,212,800	1,280,821
Deferred revenues	2,458,524	2,364,728
Accrued payroll and related benefits	3,292,768	4,040,751
Other accrued liabilities	1,385,737	1,189,851
Total current liabilities	8,352,773	8,878,924
NON-CURRENT LIABILITIES:
Long-term debt	24,546	24,457
Other non-current liabilities	3,086,305	3,516,247
Total non-current liabilities	3,110,851	3,540,704
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	7,964,245	7,555,262
NONCONTROLLING INTERESTS	650,904	634,114
TOTAL SHAREHOLDERS’ EQUITY	8,615,149	8,189,376
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$20,078,773	$20,609,004

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$887,208	$1,399,858	$1,946,957	$2,268,539
Depreciation, amortization and asset impairments	187,807	172,745	375,240	354,627
Share-based compensation expense	252,527	228,532	402,323	357,715
(Gain) loss on sale of businesses	12,349	(553,577)	12,349	(553,577)
Change in assets and liabilities/other, net	(1,185,188)	(883,363)	(1,498,284)	(1,419,852)
Net cash provided by (used in) operating activities	154,703	364,195	1,238,585	1,007,452
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(104,409)	(148,068)	(188,962)	(242,845)
Purchases of businesses and investments, net of cash acquired	(230,091)	(134,971)	(829,198)	(747,637)
Proceeds from the sale of businesses and investments, net of cash transferred	(15,721)	618,310	(22,921)	618,310
Other investing, net	6,055	588	7,293	1,539
Net cash provided by (used in) investing activities	(344,166)	335,859	(1,033,788)	(370,633)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	138,190	120,882	350,901	303,167
Purchases of shares	(815,648)	(828,950)	(1,403,583)	(1,486,761)
Cash dividends paid	—	—	(785,127)	(720,676)
Other financing, net	(3,862)	(12,152)	(6,286)	(11,935)
Net cash provided by (used in) financing activities	(681,320)	(720,220)	(1,844,095)	(1,916,205)
Effect of exchange rate changes on cash and cash equivalents	32,587	(18,368)	(27,449)	(46,721)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(838,196)	(38,534)	(1,666,747)	(1,326,107)
CASH AND CASH EQUIVALENTS, beginning of period	4,077,058	3,073,193	4,905,609	4,360,766
CASH AND CASH EQUIVALENTS, end of period	$3,238,862	$3,034,659	$3,238,862	$3,034,659